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                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549
                                   FORM 12b-25


                                                Commission File Number 000-27749


NOTIFICATION OF LATE FILING
(Check One): Form 10-K[X] Form 11-K[ ] Form 20-F[ ] Form 10-Q[ ] Form N-SAR
For Period Ended: December 31, 2003
[ ]Transition Report on Form 10-K
[ ]Transition Report on Form 10-Q
[ ]Transition Report on Form 20-F
[ ]Transition Report on Form N-SAR
[ ]Transition Report on Form 11-K
For the Transition Period Ended: ______________________________________________

         Read attached instruction sheet before preparing form. Please print or type.

         Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

         If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

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                         PART I. REGISTRANT INFORMATION
                   SYNDICATED FOOD SERVICE INTERNATIONAL, INC.
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                             Full name of registrant
                    FLORIDINO'S INTERNATIONAL HOLDINGS, INC.
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                            Former name if applicable
                        P.O. Box 2185, 57 Viewpoint Lane
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            Address of principal executive office (Street and number)
                           Front Royal, Virginia 22630
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                               City, State and Zip

                        PART II. RULE 12b-25 (b) AND (c)
         If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check appropriate box.)
[X] (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;
[X] (b) The subject annual report, semi-annual report, transition report on Form 10-K, 20-F, 11-K or Form N-SAR, or portion thereof will be filed on or before the 15th calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and [ ] (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached.


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                                                                     FORM 12b-25
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                               PART III. NARRATIVE

         State below in reasonable detail the reasons why Form 10-K, 20-F, 10-Q, N-SAR or the transition report portion thereof could not be filed within the prescribed time period. (Attach extra sheets if needed).

         The Annual Report on Form 10-KSB (the "Report") for the year ended December 31, 2003 of Syndicated Food Service International, Inc. (the "Company") cannot be timely filed due to delays in obtaining sufficient funds to pay the fees of the legal and accounting firms the Company intends to engage to assist it in the preparation of the Report. This Notification of Late Filing is being submitted to preserve the timeliness of the filing of the Annual Report on Form 10-KSB.

                           PART IV. OTHER INFORMATION

         (1) Name and telephone number of person to contact in regard to this notification

         Thomas P. Tanis, Jr.           (540)                  636-4190
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              (Name)                 (Area code)            (Telephone number)

         (2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s). [X] Yes [ ] No

         (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof? [ ] Yes [X ] No

         If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

                   SYNDICATED FOOD SERVICE INTERNATIONAL, INC.
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                  (Name of registrant as specified in charter)

Has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

Date  March 30, 2004                        By: /s/ Thomas P. Tanis, Jr.
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                                                Name:  Thomas P. Tanis, Jr.
                                                Title: President

         Instruction. The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.

                                    ATTENTION

         Intentional misstatements or omissions of fact constitute Federal criminal violations (see 18 U.S.C. 1001).